UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2020

CHINA XD PLASTICS COMPANY LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-34546	04-3836208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 9 Dalian North Road, Haping Road Centralized Industrial Park,
Harbin Development Zone, Heilongjiang Province, PRC 150060
(Address of Principal Executive Offices)

(86) 451-8434-6600
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	CXDC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As disclosed in Item 5.02 of the Current Report on Form 8-K filed by the Company on October 1, 2019, the term of office for each of two independent directors of the Company, Homer Sun and Ryan Law, was automatically terminated due to the mandatory conversion of 16,000,000 shares of Series D Preferred Stock into common stocks of the Company.

On January 2, 2020, the Company received a notice of non-compliance from the NASDAQ Listing Qualifications Department (the “Staff”). The notice informed the Company that, as a result of the termination of Homer Sun and Ryan Law’s terms of office, the Company was not in compliance with NASDAQ Listing Rule 5605, which requires that independent directors must comprise a majority of the Board of Directors of the Company (the “Board”).

Prior to receiving the notice of non-compliance, the Board had been in the process of appointing directors that could meet the applicable independence requirements. On January 2, 2020, the Company announced the resignations of Qingwei Ma, a non-independent director, and two independent directors, Feng Li and Xin Li, as well as the appointments of Huiyi Chen and Guanbao Huang as independent directors of the Company. The Board has determined that Mr. Chen qualities as “an audit committee financial expert” and both Mr. Chen and Mr. Huang meet the independence and financial literacy requirements as set forth in NASDAQ Listing Rule 5605. After the appointments of Mr. Chen and Mr. Huang, the Board currently consists of two non-independent directors and three independent directors. As a result, the Company believes that it currently complies with NASDAQ Listing Rule 5605.

Furthermore, on January 2, 2020, the Company received another notice of non-compliance, which informed the Company of its non-compliance with NASDAQ Listing Rule 5620(a). Rule 5620(a) requires that an annual general meeting of shareholders shall held no later than one year after the end of a company's financial year. The Company held its last annual general meeting of shareholders on December 27, 2018. As the Company has not held an annual meeting of shareholders within twelve months since the end of its financial year ended December 31, 2018, the Company thus no longer complied with Rule 5620(a).

Pursuant to the notices of non-compliance, the Company can submit a plan to the Staff before February 17, 2020 to regain compliance. If the plan is accepted, NASDAQ can grant an exception of up to 180 calendar days from December 31, 2019, or until June 29, 2020, to the Company so that the Company can regain compliance.

The Company has submitted a compliance plan to the Staff in accordance with the notices of non-compliance and intends to subsequently regain compliance with NASDAQ Listing Rule 5620(a). As part of the Company’s compliance plan, the Company has issued a press release for the annual general meeting of shareholders to be held on or about February 11, 2020 at No.9, Nancheng 1st Road, Pingfang District, Harbin, Heilongjiang Province, China. The definitive date of the annual general meeting and further information regarding voting rights and the matters to be considered at the annual general meeting will be released in the proxy statement to be filed with the U.S. Securities and Exchange Commission. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 7, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2020

CHINA XD PLASTICS COMPANY LIMITED

By: /s/ Jie HAN

Name: Jie HAN

Title: Chief Executive Officer